Exhibit 5.1

MACDONALD TUSKEY

 CORPORATE AND SECURITIES LAWYERS

Suite 1210, 777 Hornby Street Vancouver, B.C. V6Z 1S4 CANADA	Telephone: (604) 689-1022 Facsimile: (604) 681-4760 Email: info@wlmlaw.ca

Our File No.          0866-1 / WLM9824

October 17, 2008

Cyber Informatix, Inc.
C/o 1785 E. Sahara Ave
Suite 490
Las Vegas, NV 89104

Dear Sirs:

Re: Common Stock of Cyber Informatix, Inc. Registered on Form S-1, filed on October 17, 2008

We have acted as counsel to Cyber Informatix, Inc. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on October 17, 2008, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of:

1.	945,000 shares of the Company’s common stock for resale by certain selling shareholders named in the Registration Statement; and

2.	2,500,000 shares of the Company’s common stock for issuance by the Company pursuant to the Registration Statement

(collectively, the “Registered Shares”)

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the previously issued Registered Shares were duly and validly authorized and issued, fully paid and non-assessable and the additional Registered Shares that may be issued pursuant to the Registration Statement will, when issued, be duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.  This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the States of New York and Washington.

applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/ W.L. MACDONALD LAW CORPORATION

W.L. MACDONALD LAW CORPORATION